EX-99.B3.d.

Fee-based Product Addendum to General Agency Agreement

This is an Addendum dated as of _________________, to the General Agency Agreement (the Agreement"), dated as of________________, by and between Allianz Life Financial Services, LLC ("Allianz") and ______________________________________________ (Broker-dealer) and ____________________________________ (Life Agent or Agency) (Broker-dealer and Agency taken together and referred to as "General Agent").

Recitals:

1.         Allianz is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority ("FINRA"). Allianz acts as the principal distributor of variable insurance contracts issued by its insurance company affiliates ("Life Company").

Broker-dealer is registered with the Securities and Exchange Commission as a broker-dealer, and is a member of the Financial Industry Regulatory Authority ("FINRA"). Agency is a licensed insurance agency in all states in which it conducts insurance business.

The Agreement provides that General Agent will, on a non-exclusive basis, make available for sale variable insurance contracts issued by Life Company.

2.         Life Company has designed a variable annuity for sale in the "fee based" investment adviser market called the Allianz Retirement Pro(SM) (the "Fee-based Contract").

3.         Broker-dealer is registered with the Securities and Exchange Commission as an investment adviser.

4.         General Agent would like to make available the Fee-based Contract to its clients.

NOW THEREFORE, for such valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Offer and Sale of the Fee-based Contract. General Agent shall make available the Fee-based Contract to its clients through its investment advisory representatives.

General Agent represents and warrants that if an application to purchase a Fee-based Contract is submitted by an investment advisory representative of General Agent,

●	the representative is a licensed investment advisory representative, acting on behalf of General Agent in its capacity of registered investment adviser,

●
the representative or General Agent has received in writing from the owner of the contract an unrestricted written authorization permitting the representative to effect subaccount reallocations on behalf of the contract owner,

●
General Agent will notify Allianz immediately if (i) General Agent no longer qualifies as a registered investment adviser, (ii) the representative servicing a Fee-based Contract is no longer an investment advisory representative of General Agent or no longer has authorization to effect subaccount reallocations for a contract, or (iii) an investment advisory agreement

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between General Agent and a client is terminated by General Agent or client, and

●	the actions of General Agent and its investment advisory representatives in selling and servicing the Fee-based Contracts shall be in accordance with their fiduciary duties to contract owners.

The terms of the Agreement shall apply to all transactions effected pursuant to this Addendum, except as specifically modified by this Addendum.

2.	Payment of Compensation. There will be no sales commissions, marketing support payments, or other compensation paid by Allianz or Life Company on sales of the Fee-based Contract.

3.	Indemnification. General Agent will indemnify and hold harmless Allianz and Life Company for any breach of this Addendum to Agreement.

IN WITNESS WHEREOF, the parties have executed this

Addendum this _________day of _____________, 20_____.

General Agent:

_______________________________________________________

Name of Broker Dealer

By ____________________________________________________

Print Name and Title Name of Life Agent or Agency

By ____________________________________________________

_______________________________________________________

Print Name and Title

Allianz Life Financial Services, LLC

5701 Golden Hills Drive

Minneapolis, MN 55 6-1297

By ____________________________________________________

_______________________________________________________

Print Name and Title

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